UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 5, 2014

A.C. SIMMONDS AND SONS INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-35802	45-5512933
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Rd., King City, Ontario, Canada L7B 1M3
(Address of principal executive offices)

(905) 833-9845
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

On September 5, 2014, A.C. Simmonds and Sons Inc. (the “Company”) entered into a non-binding letter of intent (the “LOI”) with Environmental Waste International Inc., a corporation incorporated under the laws of the province of Ontario, Canada (“EWS”) regarding the proposed acquisition (the “Proposed Acquisition”) of all of the issued and outstanding common shares of EWS (the “EWS Shares”) by the Company in exchange for shares of the Company’s Common Stock (the “ACSX Shares”). Under the terms of the Proposed Acquisition, the Company will issue to the shareholders of EWS one ACSX Share for every 40 EWS Shares. The Proposed Acquisition is premised on a deemed acquisition price of $0.25 per EWS Share and a deemed issued price of $10 per ACSX Share, which represents an aggregate purchase price for the EWS Shares currently outstanding of $31,379,532.

It is anticipated that the Proposed Acquisition will proceed by way of a court approved plan of arrangement of EWS under the Business Corporations Act (Ontario). The LOI provides for an exclusivity period of 30 days following the execution of the LOI (the “Exclusivity Period”) during which the Company and EWS will use their mutual best efforts to negotiate a definitive agreement (the “Definitive Agreement”) and complete their due diligence investigations. In the event the Definitive Agreement is executed, the closing of the Proposed Acquisition will be subject to a number of conditions, including, but not limited to receipt of a favorable fairness opinion along with customary regulatory, third party, court and shareholder approvals including the approval of the TSX Venture Exchange on which EWS is presently listed.

Pursuant to the LOI, EWS has agreed not to solicit any other acquisition proposals during the Exclusivity Period, provided, however, that the board of directors of EWS is permitted to consider unsolicited superior proposals in compliance with its fiduciary duties. The Company has a right to match any such superior proposal. If EWS accepts a superior proposal, EWS will pay the Company a customary cash break-up fee equal to $250,000 as liquidated damages.

Additionally, the LOI provides for a standstill period from the date of the LOI until the earliest of the following (the “Standstill Period”): (i) the date that is 15 months from the date of the LOI; (ii) the date, if any, that EWS has entered into or publicly disclosed its intent to enter into the Definitive Agreement with the Company in respect of the Proposed Acquisition or with any third party with respect to an acquisition proposal; or (iii) such date, if any, that is the fifteenth business day following the date any third party has formally commenced an unsolicited take-over bid for EWS’s securities which has not been publicly rejected by EWS's Board of Directors.

During the Standstill Period, the Company shall not make (i) any further proposal for the acquisition of the securities or assets of EWS or any subsidiary, division or affiliate of EWS; (ii) any tender offer, take-over bid, amalgamation, business combination, arrangement, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving EWS or any subsidiary, division or other affiliate of EWS, or involving any securities or assets of any subsidiary, division or other affiliate of EWS; or (iii) any solicitation of proxies of the shareholders of EWS.

During the Standstill Period, EWS shall not make (i) any further proposal for the acquisition of the securities or assets of the Company or any subsidiary, division or affiliate of the Company; (ii) any tender offer, take-over bid, amalgamation, business combination, arrangement, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary, division or other affiliate of the Company, or involving any securities or assets of any subsidiary, division or other affiliate of the Company; or (iii) any solicitation of proxies of the shareholders of the Company.

Under the terms of the LOI, EWS may issue up to 20 million common shares pursuant to one or more equity private placements without any change to the 40-for 1 exchange ratio.

Full details of the Proposed Acquisition will be included in the Definitive Agreement and the management information circular expected to be filed with the regulatory authorities and mailed to the security holders of EWS in accordance with applicable securities laws. There can be no assurance that that a Definitive Agreement will be entered into or that the Proposed Acquisition will be completed.

EWS specializes in eco-friendly systems for the breakdown of organic materials such as tires.

Item 8.01:	Other Events.

Press Release

On September 5, 2014, the Company issued a press release. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01:	Financial Statements and Exhibits.

(d)	Exhibit List

Exhibit	Description

99.1	Press Release, dated September 5, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. SIMMONDS AND SONS INC.

Dated: September 9, 2014	By:	/s/ John G. Simmonds
Name: John G. Simmonds
Title: Chief Executive Officer